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                                                                   Exhibit 10(A)

                    VF CORPORATION DEFERRED COMPENSATION PLAN

                 (AMENDED AND RESTATED AS OF DECEMBER 31, 2001)

                  The VF Corporation Deferred Compensation Plan, amended and restated as of December 31, 2001 (the "Plan") has been adopted by VF Corporation and certain Participating Employers to allow senior executive personnel who are among a select group of management or highly compensated employees to defer their compensation. The intention of VF Corporation and the Participating Employers is that the Plan be at all times maintained on an unfunded basis for federal income tax purposes under the Internal Revenue Code of 1986 as amended (the "Code") and administered as a "top hat" plan, exempt from the substantive requirements of the Employee Retirement Income Security Act of 1974, as amended.


I.       DEFINITIONS.


         Unless otherwise required by the context, the terms used herein shall have the meanings as set forth below:

         1. AGREEMENT: A Deferred Compensation Agreement between a Participant and a Participating Employer pursuant to this Plan.

         2. BENEFICIARY: The individual or entity named pursuant to the Plan to receive benefit payments hereunder in the event of the death of the Participant.

         3. COMMITTEE: The VF Corporation Pension Plan Committee, as appointed from time to time by the Board of Directors of the Company.

         4. COMPANY: VF Corporation, a Pennsylvania corporation.

         5. COMPENSATION: The Participant's total salary, including any cash bonus payments made to a Participant by a Participating Employer in a Plan Year under a Participating Employer's performance-based incentive compensation plans. For purposes of the Plan, Compensation shall be determined without regard to any other salary or bonus deferrals or reductions which may be made by a Participant to any other plan or program maintained by a Participating Employer. However, Compensation shall not include any reimbursement for expenses paid to a Participant by a Participating Employer nor shall it include any payments or contributions made by a Participating Employer to a plan or arrangement, on behalf of a Participant, which results in imputed income to the Participant for federal income tax purposes.

         6. DEFERRED COMPENSATION: The portion of a Participant's Compensation which has been deferred pursuant to the Plan and any Interest Equivalents which are attributable thereto.

         7. DEFERRED COMPENSATION ACCOUNT: A book reserve account maintained by the Participating Employer for the account of the Participant.
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         8. INTEREST EQUIVALENT: A rate of interest equal to the average yield of "A" rated Corporate Bonds Medium Term, or any other appropriate index as may be determined by the Committee from time to time. Interest is to be recorded in the Participant's Deferred Compensation Account on a quarterly basis.

         9. PARTICIPANT: An eligible employee who voluntarily agrees to participate in this Plan in accordance with its provisions.

         10. PARTICIPATING EMPLOYER: The Company and each related company or business the eligible employees of which are designated by the Committee or its designee to participate in this Plan and which, by appropriate action, has agreed to participate in the Plan.

         11. PAYMENT METHOD: The form of payment of the Participant's Deferred Compensation.

         12. PERIODIC INSTALLMENTS: Annual payments (not to exceed ten) of Deferred Compensation to a Participant or his or her Beneficiary.

         13. PLAN: The VF Corporation Deferred Compensation Plan, amended and restated effective December 31, 2001 and as it may be amended subsequently from time to time.

         14. PLAN YEAR: The calendar year.

         15. RETIREMENT: A Participant's voluntary resignation under circumstances making him or her immediately eligible to receive pension payments under the VF Pension Plan.

         16. SOCIAL SECURITY WAGE BASE: The applicable dollar amount, for the Plan Year, of the contribution and benefit base as determined under section 230 of the Social Security Act.

         17. SPOUSE: The person to whom the Participant is legally married at the time relevant to any determination under the Plan.


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II.      ELECTION TO DEFER COMPENSATION.

         Section 2.01. ELECTION. During the December immediately prior to the following Plan Year, or at such other time or times as the Committee may determine, each Participant, unless suspended as a result of electing an early withdrawal pursuant to Section 3.04, shall be given the opportunity to elect, on forms supplied by the Committee, the manner and extent to which the Participant's Compensation for such following Plan Year shall be deferred under this Plan. For Plan Years beginning on or after January 1, 2003, a Participant may not elect to defer an amount under this Plan that, when aggregated with any similar amount deferred under any other nonqualified deferred compensation plan maintained by the Company, would either (a) with regard to annual salary, result in a reduction of his or her annual salary below the lesser of: (1) the Social Security Wage Base, or (2) fifty percent (50%) of annual salary or (b) with regard to bonuses, exceed one hundred percent (100%) of a cash bonus payment that qualifies as Compensation. Failure of a Participant to make an effective election by any date fixed by the Committee shall preclude such person from participating in the Plan with respect to his or her Compensation for the next Plan Year, unless otherwise determined by the Committee in its sole discretion. Each Participant shall execute and deliver to the Committee an Agreement upon his or her initial participation in the Plan and as thereafter required by the Committee. An effective Agreement shall be a condition precedent to a Participant's inclusion in the Plan.

         Section 2.02. CHANGE OF ELECTION. Unless suspended as a result of electing an early withdrawal pursuant to Section 3.04, a Participant, by submitting a written election form to the Committee prior to the first day of the calendar quarter during any Plan Year, may request a change in the percentage or amount of Compensation to be deferred during such calendar quarter and for the remainder of the Plan Year. If the Committee consents, such change shall become effective as of the first day of the calendar quarter to which the election relates.

         Section 2.03. PARTICIPATION IN MORE THAN ONE PLAN. In the event that a Participant in this Plan also participates in another nonqualified deferred compensation plan sponsored by VF Corporation and such Participant is suspended from deferring compensation under the other plan as a result of taking an early withdrawal, such individual shall not be permitted to increase the amount subject to any deferral election already in effect under this Plan without the consent of the Committee.

         Section 2.04. DISTRIBUTION DATE. A Participant may defer Compensation until (1) the attainment of an age specified by the Participant, (2) the expiration of a specified period of time or (3) the Participant's Retirement. Notwithstanding the foregoing, however, if a Participant's employment is terminated for any reason other than Retirement prior to the time or event specified by the Participant, his or her Deferred Compensation shall be payable as a result of such termination of employment as provided in Section 3.01. For these purposes, a termination of employment does not occur if a Participant transfers to another Participating Employer or to any related company or enterprise.


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         Section 2.05. ACCRUAL OF INTEREST. From and after the commencement of accrual of Deferred Compensation for any Plan Year, Interest Equivalents on all unpaid Deferred Compensation shall be computed quarterly and credited to the Participant's Deferred Compensation Account.

III.     PAYMENT OF DEFERRED COMPENSATION.

         Section 3.01. TIME OF PAYMENT. Deferred Compensation shall be paid to a Participant at the time or event specified by the Participant pursuant to
Section 2.04 and in the Payment Method described in Section 3.02. If, however, the Participant's employment is terminated for any reason other than Retirement prior to such time or event, Deferred Compensation shall be payable to the Participant or, if applicable, the Participant's Beneficiary as a result of such termination of employment, but shall not be available to him or her prior to the ninetieth (90th) day following such termination of employment.

         Section 3.02. PAYMENT METHOD. The normal form of Payment Method shall be a lump sum. Notwithstanding the foregoing, a Participant (or, if applicable, the Participant's Beneficiary) may request, by filing an application in writing to the Committee, that the Payment Method be Periodic Installments. Such written application must be made to the Committee at least sixty (60) days prior to the payment date described in Section 3.01, and the decision to grant or deny the requested Payment Method shall be at the sole discretion of the Committee taking into account the interests of the Participant, the Company and, if applicable, the Participating Employer.

         Section 3.03. ACCELERATION OF PAYMENT. Payment of Deferred Compensation may be accelerated, in whole or in part, upon approval of the Committee in the following circumstances:

                  (a) Unforeseeable Emergency. The Participant shall file a written request to the Committee, and the Committee shall determine in its sole discretion if an unforeseeable emergency exists, based on the facts of each case. For this purpose, "unforeseeable emergency" means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident involving the Participant, his or her Spouse or member of immediate family, loss of the Participant's property due to casualty, or other similar extraordinary or unforeseeable circumstance arising as a result of events beyond the control of the Participant; provided that distribution shall not be made to the extent such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant's assets (to the extent such liquidation would not itself cause severe financial hardship), or by cessation of the Participant's current deferrals under the Plan.

                  (b) Postretirement Deferrals. If Deferred Compensation would otherwise be payable to a Participant at specified times or events following the Participant's Retirement, he or she may request that such Deferred Compensation instead be paid either in

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lump sum at Retirement or in Periodic Installments commencing at Retirement.
Such request must be made by written application to the Committee at least sixty
(60) days prior to the Participant's Retirement and the decision to grant or deny the Participant's request shall be made in the sole discretion of the Committee taking into account the interests of the Participant, the Company and, if applicable, the Participating Employer.

         Section 3.04 EARLY WITHDRAWAL. Subject to the terms and conditions described in this Section 3.04, a distribution shall be made to a Participant of his or her Deferred Compensation in the form of a partial or complete early withdrawal, provided, however, that a Participant who has terminated employment or has entered Retirement shall not be permitted to take a partial early withdrawal. To elect a partial or complete early withdrawal, a Participant shall file a written election with the Committee in advance of the proposed early withdrawal date. The election shall be made on a form supplied by the Committee, which at minimum shall require that the Participant specify the amount of the early withdrawal. A Participant may elect no more than two early withdrawals during any continuous eighteen-month period.

                  (a) Partial Early Withdrawal. A Participant may elect a partial early withdrawal in an amount no less than $25,000 and no more than 75% of the Participant's Deferred Compensation. Such minimum and maximum amounts shall be determined without regard to the forfeited amount described herein. Notwithstanding any provision herein to the contrary, any Participant who receives a partial early withdrawal shall (i) forfeit from the amount withdrawn an amount equal to six percent (6%) of the amount withdrawn (provided, however, that the amount forfeited shall not exceed $50,000), and (ii) be suspended from deferring Compensation under the Plan for a period of at least six (6) months commencing with the date of withdrawal as follows:

                        (i) if the Participant withdraws $833,000 or less, the Participant shall be suspended from deferring Compensation under the Plan for a period of six (6) months, and

                        (ii) if the Participant withdraws more than $833,000, the six (6) month suspension period described in Subsection (i) above shall be extended for an additional period of months equal to the product of (x) the percentage of the Participant's Deferred Compensation that was withdrawn hereunder in excess of $833,000, times (y) six (6) (with fractional months rounded up to the next whole month).

                  (b) Complete Early Withdrawal. A Participant may elect to take a complete early withdrawal of his or her total Deferred Compensation. Notwithstanding any provision herein to the contrary, any Participant who receives a complete early withdrawal shall (i) forfeit from the amount withdrawn an amount equal to six percent (6%) of the amount withdrawn (provided, however, that the amount forfeited from the amount withdrawn shall not exceed $50,000), and (ii) be suspended from deferring Compensation for a period of twelve (12) months, commencing with the date of withdrawal. A Beneficiary of a deceased Participant also shall be permitted to elect a complete early withdrawal and in such circumstances shall forfeit

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the amount described in (i) herein.

         Section 3.05. BENEFICIARY. Each Participant shall designate a Beneficiary (along with alternate beneficiaries) to whom, in the event of the Participant's death, any benefit is payable hereunder. Each Participant has the right to change any designation of Beneficiary and such change automatically revokes any prior designation. A designation or change of Beneficiary must be in writing on forms supplied by the Committee and any change of Beneficiary shall not become effective until filed with the Committee; provided, however, that the Committee shall not recognize the validity of any designation received after the death of the Participant. The interest of any Beneficiary who dies before the Participant shall terminate unless otherwise provided. If a Beneficiary is not validly designated, or is not living or cannot be found at the date of payment, any amount payable pursuant to this Plan shall be paid to the Spouse of the Participant if living at the time of payment, otherwise in equal shares to such of the children of the Participant as may be living at the time of payment; provided, however, that if there is no surviving Spouse or child at the time of payment, such payment shall be made to the estate of the Participant.

IV.      FUNDING STATUS.

         This Plan is unfunded. All obligations hereunder shall constitute an unsecured promise of the Participating Employer, to pay a Participant's benefit out of general assets, subject to all of the terms and conditions of the Plan, as amended from time to time. A Participant shall have no greater right to benefits provided hereunder than that of any unsecured general creditor of the Participating Employer.

V.       ADMINISTRATION.

         Section 5.01. POWERS AND RESPONSIBILITIES. The Plan shall be administered by the Committee which shall have the following powers and responsibilities.

                  (a) to amend the Plan;

                  (b) to terminate the Plan;

                  (c) to construe the Plan, make factual determinations, consider requests made by Participants, correct defects, and take any and all similar actions considered by the Committee to be necessary to administer the Plan, with any instructions or interpretations of the Plan made in good faith by the Committee to be final and conclusive for all purposes;

                  (d) determine the investment options which may be utilized under the Plan, including any default option to be utilized if a Participant makes no investment request;


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                  (e) to designate a related company or business as a
         Participating Employer and to revoke such status if, in the Committee's discretion, such action is in the best interest of the Company; and

                  (f) to take all other actions and do all other things which are considered by the Committee to be necessary to the administration of the Plan.

         Section 5.02. ACTIONS CONCLUSIVE. The Committee shall have complete discretion in carrying out its powers and responsibilities under the Plan, and its exercise of discretion hereunder shall be final and conclusive.

         Section 5.03. DELEGATION. The Committee may, in writing, delegate some or all of its powers and responsibilities to any other person or entity.

         Section 5.04. MEETINGS. The Committee may hold meetings upon such notice, at such time or times, and at such place or places as it may determine. The majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business at all meetings and a majority vote of those present and constituting a quorum at any meeting shall be required for action. The Committee may also act by written consent of a majority of its members.

         Section 5.05. RULES OF ADMINISTRATION. The Committee may adopt such rules for administration of the Plan as is considered desirable, provided they do not conflict with the Plan.

         Section 5.06. AGENTS. The Committee may retain such counsel, and actuarial, medical, accounting, clerical and other services as it may require to carry out the provisions and purposes of the Plan.

         Section 5.07. RELIANCE. The Committee shall be entitled to rely upon all tables, valuations, certificates, and reports furnished by any duly appointed auditor, or actuary, upon all certificates and reports made by any investment manager, or any duly appointed accountant, and upon all opinions given by any duly appointed legal counsel.

         Section 5.08. LIABILITY AND INDEMNIFICATION. No member of the Committee shall be personally liable by virtue of any instrument executed by the member, or on the member's behalf, as a member of the Committee. Neither the Company nor a Participating Employer, nor any of their respective officers or directors, nor any member of the Committee, shall be personally liable for any action or inaction with respect to any duty or responsibility imposed upon such person by the terms of the Plan except when the same is finally judicially determined to be due to the self dealing, willful misconduct or recklessness of such person. The Company shall indemnify and hold harmless its officers, directors, and those of any Participating Employer, and each member of the Committee against any and all claims, losses, damages, expenses (including attorneys' fees and the advancement thereof), and liability (including, in

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each case, amounts paid in settlement), arising from any action or failure to act regarding the Plan, to the greatest extent permitted by applicable law. The foregoing right of indemnification shall be in addition to any other rights to which any such person may be entitled.

         Section 5.09. CONFLICT OF INTEREST. If any Participant is a member of the Committee, he or she shall not participate as a member of the Committee in any determination under the Plan relating to his or her Deferred Compensation.

VI.      MODIFICATION AND TERMINATION.

         The Committee reserves the right to terminate this Plan at any time or to modify, amend or suspend it from time to time, such right to include, without limitation, the right to distribute any and all Deferred Compensation. Any such termination, modification, amendment or suspension shall be effective at such date as the Committee may determine and may be effective as to all Participating Employers, or as to one or more Participating Employers, and their respective employees. The Committee shall notify all affected Participants of any such termination, modification, amendment or suspension and, in appropriate circumstances as determined by the Committee, shall also notify the relevant Participating Employers. A termination, modification, amendment or suspension may affect Participants generally, by class or individually, and may apply irrespective of whether they are past, current or future Participants; provided, however, that any such action may not eliminate or reduce the Deferred Compensation of any Participant as of the effective date of such action.

VII.     GENERAL PROVISIONS.

         Section 7.01. NO EMPLOYMENT RIGHT. Nothing contained herein shall be deemed to give any employee the right to be retained in the service of the Company or a Participating Employer, as applicable, or to interfere with the rights of any such employer to discharge any employee at any time.

         Section 7.02. INTEREST NONASSIGNABLE. It is a condition of this Plan, and all rights of each Participant shall be subject thereto, that no right or interest of any Participant under this Plan or in his or her Deferred Compensation (and any Interest Equivalents credited thereto) shall be assignable or transferable in whole or in part, either directly or by operation of law or otherwise, including but without limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, subject, however, to applicable law, but excluding devolution by death or mental incompetency, and no right or interest of any Participant under this Plan or in his or her Deferred Compensation (and any Interest Equivalents credited thereto) shall be liable for or subject to any obligation or liability of such Participant, subject, however, to applicable law.

         Section 7.03. TAXES AND WITHHOLDING. All deferrals and payments of Deferred Compensation shall be subject to such taxes and other withholdings (federal, state or

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local) as may be due thereon, and the determination of the Committee as to withholding with respect to deferrals and payments shall be binding upon the Participant and each Beneficiary.

         Section 7.04. SALE OF ASSETS. The sale of all or substantially all of the assets of a Participating Employer, or a merger, consolidation or reorganization of the Participating Employer wherein the Participating Employer is not the surviving corporation, or any other transaction which, in effect, amounts to a sale of the Participating Employer or voting control thereof, shall not terminate this Plan or any related Agreements, and the obligations created hereunder or thereby shall be binding upon the successors and assigns of the Participating Employer.

         Section 7.05. LEGAL INCAPACITY. If a Participant or Beneficiary entitled to receive any benefits hereunder is deemed by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, the benefits will be paid to such persons as the Committee designates or to the duly appointed guardian.

         Section 7.06. GOVERNING LAW. This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding the conflict of law rules applicable therein.

                                      [END]



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